Exhibit 99.1

[PRESS RELEASE]

Comstock Homebuilding Companies, Inc. Announces Record New Orders, Settlements and Backlog for Q1 2005

RESTON, Va., April 11 /PRNewswire-FirstCall/ – Comstock Homebuilding Companies, Inc. (Nasdaq: CHCI), a leading regional homebuilder, today announced preliminary results for new orders, new order revenue, backlog revenue, and settlements for the three months ended March 31, 2005. The company announced record growth in every category reported.

New orders during the first 3 months of 2005 totaled 246 units representing an 86.4% increase over the first three months of 2004. New order revenue for the three months ended March 31, 2005 was $103.3 million representing a 119.2% increase in new order revenue as compared to the first three months of 2004. Backlog revenue at March 31, 2005 was $248.2 million which represented a 291.0% increase as compared to $63.5 million of backlog revenue at March 31, 2004 and a 42.2% increase as compared to $174.6 million of backlog revenue at December 31, 2004. Settlements during the three months ended March 31, 2005 totaled 78 representing a 69.6% increase in settlements as compared to the first three months of 2004.

The average new order price for the three months ended March 31, 2005 was approximately $420,000 as compared to approximately $357,000 for the first three months of 2004.

	Three months ended March 31,
	2005	2004	% Change
	(numbers in 000s except units)

New Orders	246	132	86.4%
New Order Revenue	103,251	47,097	119.2%
Backlog	248,248	63,487	291.0%
Settlements	78	46	69.6%

“This is the best first quarter we have ever had and I believe that these results and our recent land acquisitions position us well for an excellent year,” said Christopher Clemente, Founder and CEO. “We continue to experience the benefits of our focus on the greater Washington, DC metropolitan area, which was the nation’s fastest growing job markets in terms of total new jobs over the past five years. Our increases in both new orders and new order revenue and the growth of our backlog during first quarter of 2005 are indications of the strength of our core market. The opportunities in the Washington, DC region are tremendous. Our recent initial public offering and our diversified approach to homebuilding have positioned Comstock to take advantage of some of the best opportunities in the market.”

About Comstock Homebuilding Companies, Inc. Comstock is a production homebuilder that develops, builds, and markets single-family homes, townhouses, and condominiums. The Company currently operates in the Washington, D.C. and Raleigh, North Carolina markets where it targets a diverse range of buyers, including first-time, early move-up, secondary move- up, empty nester move-down and active adult home buyers. For more information on Comstock, please visit http://www.comstockhomebuilding.com.

The company will report operating results for the three months ended March 31, 2005 later this quarter.

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve uncertainties and risks. These include statements regarding events or developments that the Company expects or anticipates will occur in the future, such as statements about the Company’s strategies to improve operating performance. Please refer to the Company’s prospectus and its other filings with the Securities and Exchange Commission for a complete discussion of these and other important factors that could cause results to differ materially from those projected by these forward-looking statements.

SOURCE Comstock Homebuilding Companies, Inc.

CONTACT: Al Black of Qorvis Communications, +1-703-744-7833, or ablack@qorvis.com, for Comstock Homebuilding Companies, Inc.